Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: March 4, 2013

DEUTSCHE BALATON AKTIENGESELLSCHAFT

By:	/s/ Rolf Birkert /s/ Jens Jüttner Rolf Birkert Jens Jüttner

VV BETEILIGUNGEN AKTIENGESELLSCHAFT

By:	/s/ Thomas Zours Thomas Zours

DELPHI UNTERNEHMENSBERATUNG AKTIENGESELLSCHAFT

By:	/s/ Thomas Zours Thomas Zours

/s/ Thomas Zours Wilhelm Konrad Thomas Zours

HEIDELBERGER BETEILIGUNGSHOLDING AKTIENGESELLSCHAFT

By:	/s/ Ralph Bieneck Ralph Bieneck

ABC BETEILIGUNGEN AKTIENGESELLSCHAFT

By:	/s/ Florian Stegmüller Florian Stegmüller